Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts: RF Industries Ltd. Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	MKR Investor Relations Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Reports Sales Growth of 31% Year-Over-Year

in Third Quarter of Fiscal 2019

SAN DIEGO, CA, September 12, 2019 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced its financial results for the third quarter of fiscal 2019 ended July 31, 2019.

Third Quarter Fiscal 2019 Financial Highlights:

•	Net sales increased 31% year-over-year to $15.5 million
•	Net income of $1.0 million or $0.11 per diluted share
•	Backlog of $8.0 million at July 31, 2019 ($10 million as of today) on third quarter bookings of $13.4 million
•	Declared $0.02 per share dividend, the Company’s 37th consecutive quarterly dividend

Robert Dawson, President and CEO of RF Industries, commented:

"We are pleased to report another strong quarter that includes solid sales growth both sequentially and year-over-year. This increase reflects both organic growth and inorganic growth from our recent acquisition of C Enterprises, which showed a healthy increase in its business this quarter. We also continued to generate sales from the wireless carrier ecosystem and drove growth in our distribution business during the quarter. This quarter was a great example of our ability to be profitable at varying revenue levels, even while we strategically invested in our people and our operations. Looking ahead, we will continue to execute on our long-term growth plan and expect to achieve year-over-year sales growth in both the fourth quarter and for our fiscal 2019 full year as we work toward our plan of reaching $100 million in sales over the next few years.”

Third Quarter Fiscal 2019 Results

Net sales in the third quarter of fiscal 2019 were $15.5 million, a sequential increase of 14%, or $1.9 million, compared to the preceding second quarter, and an increase of 31%, or $3.7 million, compared to $11.8 million in the third quarter of fiscal 2018. The increase in net sales reflects a full quarter of sales contribution from C Enterprises, as well as growth in both the Company’s traditional run rate business and its project work in the OEM and wireless carrier markets.

Gross profit for the third quarter was $4.3 million, an increase of 4% compared to the preceding second quarter and up 6% compared to the third quarter of fiscal 2018. Gross margins were 28% of net sales compared to 34% of net sales in the fiscal 2018 quarter primarily due to product mix at the Custom Cabling segment as well as increased wages for our production team.

Selling and general expenses increased $0.8 million to $2.6 million (17% of sales) compared to $1.8 million (15% of sales) in the third quarter last year primarily due to the absorption of the additional selling and general expenses of newly acquired C Enterprises and increased compensation primarily due to timing of bonus accruals.

Income from continuing operations for the third quarter was $1.0 million, or $0.11 per diluted share, compared to $1.1 million, or $0.11 per diluted share, in the preceding second quarter, and compared to $1.6 million, or $0.17 per diluted share, in the third quarter of fiscal 2018.

Nine Months Results

Net sales for the nine months of fiscal 2019 were $39.8 million, compared to $40.3 million for the same period last year, which included the largest series of orders in Company history.

Gross profit for the nine months was $11.5 million, compared to $14.1 million for the same period last year. Gross margins were 29% of net sales compared to 35% of net sales in the same period last year primarily due to product mix at the Custom Cabling segment as well as increased wages for our production team.

Selling and general expenses for the nine months increased to $7.0 million (18% of sales), compared to $6.6 million (16% of sales) for the same period last year. The increase in selling and general expenses was primarily due to the absorption of the selling and general expenses of the newly acquired C Enterprises and one-time costs of $100,000 related to this acquisition in the second quarter of fiscal 2019 partially offset by a decrease in commissions.

Income from continuing operations for the nine months of fiscal 2019 was $2.7 million, or $0.28 per diluted share, compared to $5.1 million, or $0.54 per diluted share, in the same period last year.

Balance Sheet Data; Dividends

At July 31, 2019, the Company reported working capital of $26.7 million, including cash and cash equivalents of $13.3 million, a current ratio of 6-to-1 and no outstanding debt.

At its September 9, 2019 meeting, the Company’s Board of Directors declared a quarterly cash dividend of $0.02 per common share, payable on October 15, 2019 to stockholders of record on September 30, 2019.

Cash dividends are made at the discretion of the Board of Directors, subject to applicable laws, and depend on a number of factors, including the Company's financial condition, results of operations, capital requirements, plans for future acquisitions, contractual restrictions, general business conditions and other factors considered relevant by our Board of Directors.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today at 1:30 p.m. Pacific Daylight Time (4:30 p.m. EDT) to discuss its third quarter 2019 financial results. To access the conference call, dial 888-254-3590 (US and Canada) or 323-994-2093 (International). The conference ID is 3823528. In addition, a live and archived webcast of the conference call will be accessible on the investor relations section of the Company’s website at www.rfindustries.com. A phone replay of the conference call will also be available beginning approximately two hours after conclusion of the call and will remain available for two weeks. To access the phone replay, dial 844-512-2921(US and Canada) or 412-317-6671 (International). The replay conference ID is 3823528.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, data cables, wire harnesses, fiber optic cables and custom cabling. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California and Milford, Connecticut. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including higher sales, increased future demand for the Company's products, improved margins, improved profitability, and future net sales goals, which are subject to a number of factors that could cause actual results to differ materially.  Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the Company's reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S and foreign nations; the Company's ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; its ability to maintain strong margins and diversify its customer base, and its ability to address the changing needs of the market.  Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K.  All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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(tables attached)

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED) (In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2019	2018	2019	2018

Net sales	$15,511	$11,820	$39,784	$40,302
Cost of sales	11,245	7,785	28,279	26,155
Gross profit	4,266	4,035	11,505	14,147

Operating expenses:
Engineering	381	269	1,033	1,221
Selling and general	2,609	1,751	7,048	6,593
Total operating expenses	2,990	2,020	8,081	7,814
Operating income	1,276	2,015	3,424	6,333
Other income	39	13	75	19

Income from continuing operations
before provision for income taxes	1,315	2,028	3,499	6,352
Provision for income taxes	277	386	760	1,241
Income from continuing operations	1,038	1,642	2,739	5,111
Income from discontinued operations, net of tax	--	89	--	278
Net income	$1,038	$1,731	$2,739	$5,389

Earnings per share - Basic:
Continuing operations	$0.11	$0.18	$0.29	$0.57
Discontinued operations	--	0.01	--	$0.03
Net income per share	$0.11	$0.19	$0.29	$0.60

Earnings per share - Diluted:
Continuing operations	$0.11	$0.17	$0.28	$0.54
Discontinued operations	--	0.01	--	$0.03
Net income per share	$0.11	$0.18	$0.28	$0.57

Weighted average shares outstanding:
Basic	9,363,528	9,202,095	9,343,067	9,045,340
Diluted	9,872,899	9,729,608	9,849,889	9,442,612

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Jul. 31,	Oct. 31,
	2019	2018
ASSETS		(audited)

CURRENT ASSETS
Cash and cash equivalents	$13,312	$16,334
Trade accounts receivable, net	9,926	4,255
Inventories, net	8,086	7,113
Other current assets	757	828
TOTAL CURRENT ASSETS	32,081	28,530

Property and equipment, net	806	559
Goodwill	1,340	1,340
Amortizable intangible assets, net	1,161	1,367
Non-amortizable intangible assets	657	657
Other assets	68	49
TOTAL ASSETS	$36,113	$32,502

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$2,430	$1,342
Accrued expenses	2,956	3,377
TOTAL CURRENT LIABILITIES	5,386	4,719
Other long-term liabilities	91	--
TOTAL LIABILITIES	5,477	4,719

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value;
9,390,351 and 9,291,201 shares issued and outstanding at July 31, 2019 and October 31, 2018, respectively	94	93
Additional paid-in capital	21,647	20,974
Retained earnings	8,895	6,716
TOTAL STOCKHOLDERS' EQUITY	30,636	27,783
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$36,113	$32,502